Exhibit 99.1
Castellum, Inc. Announces Higher Sequential Revenue, Positive Adjusted EBITDA, and Smaller Net Loss for Q2 2024

Vienna, VA.- August 9, 2024 - Castellum, Inc. ("Castellum" or the "Company") (NYSE-American: CTM), a cybersecurity, electronic warfare, and software services company focused on the federal government, announces highlights of its operating results for its second quarter ended June 30, 2024.

Revenue for the second quarter of 2024 was $11.5 million, up sequentially from $11.3 million during the first quarter of 2024. Gross profit was $4.7 million compared to $4.5 million during the first quarter of 2024. Operating (loss), inclusive of all non-cash and non-recurring charges, was $(1.6) million compared to $(2.7) million in the first quarter of 2024.

Management uses a Non-GAAP measure, Adjusted EBITDA, as an important measure of the Company's operating performance. Adjusted EBITDA was $0.3 million for the second quarter and excludes non-cash charges, such as stock-option and warrants expense of $1.3 million, and depreciation and amortization of $0.6 million, compared to $(0.1) million for the first quarter of 2024 and $0.1 million for the second quarter of 2023. See the reconciliation to GAAP in the chart below.

Castellum's full financial results for the three and six months ended June 30, 2024, are expected to be filed on or before August 14, 2024, on Form 10-Q, available at www.sec.gov.

"We made some important financial progress in the second quarter of 2024," said Glen Ives, President and Chief Executive Officer of the Company. "We showed sequentially higher revenue, a smaller loss, and positive cash flow from operations during the quarter. We have more work to do, especially with growing revenue; however, this was a solid quarter. Our steady progress reflects directly on our most important asset, our world-class team of the most talented and hardest working professionals continuing to provide the very best in key technology services and solutions to our government customers and our shared vital mission supporting our national security."

About Castellum, Inc. (NYSE-American: CTM):

Castellum, Inc. is a cybersecurity, electronic warfare, and software engineering services company focused on the federal government - http://castellumus.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2lE of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "anticipate," "shooting to," "intend," "in a position," "looking to," "pursue," "positioned," "will," "likely," "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue growth, Non-GAAP Adjusted

Exhibit 99.1
EBITDA growth, and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company's revenue due to a delay in the U.S. Congress approving a federal budget; and the Company's ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or the future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Non-GAAP Financial Measures and Key Performance Metrics

This press release contains Non-GAAP Adjusted EBITDA, a Non-GAAP financial measure used by management to measure the Company's operating performance. A reconciliation of this measure to the most directly comparable GAAP financial measure is contained herein. To the extent required, statements disclosing this measure's definition, utility, and purpose are also set forth herein.

Definition:

Adjusted EBITDA is a Non-GAAP measure, calculated as the Company's earnings before (not including expenses related to) interest, taxes, depreciation, and amortization, also adjusted for other non-cash items such as stock-based compensation and other non-recurring, cash items, such as expenses for a one-time policy change.

Utility and Purpose:

The Company discloses Non-GAAP Adjusted EBITDA because this Non-GAAP measure is used by management to evaluate our business, measure its operating performance, and make strategic decisions. We believe NonGAAP Adjusted EBITDA is useful for investors and others in understanding and evaluating our operating results in the same manner as its management. However, Non-GAAP Adjusted EBITDA is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for GAAP operating loss or any other operating performance measure calculated in accordance with GAAP. Using this Non-GAAP measure to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report a Non-GAAP Adjusted EBITDA measure, this measure may be calculated differently from how we calculate this Non-GAAP financial measure, reducing its overall usefulness as a comparative measure. Because of these inherent limitations, you should consider Non-GAAP Adjusted EBITDA alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Exhibit 99.1
Castellum, Inc.
Reconciliation of unaudited Non-GAAP Adjusted EBITDA to Net Income/ (Loss)
Three Months Ended June 30, 2024

Revenues	$11,522,388
Gross profit	4,673,208
Net Loss	(1,846,735)

Add back:
Interest expense	211,997
Taxes	120,531
Depreciation and amortization	569,046

Adjust for non-cash and one-time charges:
Change in derivative liability	(56,000)
Stock based compensation	1,271,905
Accounting and legal fees	20,000
Total non-cash charges	2,137,479

Non-GAAP Adjusted EBITDA	$290,743
Contact:

Glen Ives, President and Chief Executive Officer
Phone: (703) 752-6157

info@castellumus.com
http://castellumus.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/b95b85ae-0f21-4491-8b73-4ffdad3a8ae0